Clark Wilson LLP
Our File No. 30790-0007CW1794948.1	Barristers & Solicitors
Patent & Trade-mark Agents
800-885 W Georgia Street
Vancouver, BC V6C 3H1
Tel. 604.687.5700
Fax 604.687.6314

April 11, 2008

Aurelio Resource Corporation
5554 S. Prince Street, Suite 200
Littleton, CO 80120
USA

Dear Sirs:

Re:	Aurelio Resource Corporation – Registration Statement on Form S-1 dated April 11, 2008 (the “Registration Statement”)

                          We have acted as counsel for Aurelio Resource Corporation, a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, relating to the proposed resale by the selling security holders named in the Registration Statement (collectively, the “Selling Securityholders”) of (a) up to 7,500,000 shares of the Company’s common stock (the “Shares”) issuable to the Selling Securityholders upon the conversion of convertible debentures issued pursuant to a securities purchase agreement dated February 26, 2008 (the “Agreement”), and (b) up to 2,602,532 shares of the Company’s common stock (the “Warrant Shares”) issuable to the Selling Securityholders upon the exercise of certain Series B share purchase warrants (the “Warrants”).

                          In connection with this opinion, we have examined the originals or copies of the corporate instruments, certificates and other documents of the Company, including the following documents:

(a)	Articles of Incorporation of the Company;

(b)	Bylaws of the Company;

(c)	Resolutions adopted by the Board of Directors of the Company pertaining to the issuance of Shares, Warrants and Warrant Shares;

(d)	The Registration Statement; and

(e)	The Prospectus (the "Prospectus") constituting a part of the Registration Statement.

                          We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

                          Based upon the foregoing and subject to the above qualifications, we are of the opinion that:

(a)

the Shares, when issued upon the conversion of the convertible debentures in accordance with the terms of the Agreement, will be validly issued, fully paid and non-assessable shares in the Company’s common stock; and

(b)

the Warrant Shares, when issued and delivered upon the exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable shares in the Company’s common stock.

                          This opinion letter is opining upon and is limited to the current federal laws of the United States and the Nevada Revised Statutes, including the statutory provisions, and reported judicial decisions interpreting those laws. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.

                          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

</s Clark Wilson>

cc:    United States Securities and Exchange Commission